Exhibit 99

    TRANSGENOMIC INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2004 RESULTS

            FOURTH QUARTER BIOSYSTEMS REVENUE SHOWS STRONG GROWTH

    OMAHA, Neb., March 31 /PRNewswire-FirstCall/ -- Transgenomic Inc.
(Nasdaq: TBIO) today announced financial results for the quarter and the year ended December 31, 2004. The company's financial results are presented in the tables attached.

    Fourth Quarter 2004

    Fourth quarter BioSystems revenue increased 23 percent on a sequential basis to $6.8 million from $5.5 million in the third quarter of 2004. Fourth quarter Nucleic Acids revenue decreased 57 percent to $1.2 million from $2.7 million in the third quarter of 2004. Total revenue decreased 3 percent to $8.0 million from $8.2 million in the third quarter of 2004. On a year over year basis, BioSystems revenue increased 7 percent from $6.3 million in the fourth quarter of 2003, and Nucleic Acids revenue decreased 43 percent from $2.0 million in the fourth quarter of 2003. Total revenue decreased 5 percent year over year from $8.3 million in 2003.

    Net loss for the fourth quarter, including a gain on facility disposal of $1.5 million and restructuring charges of $3.4 million, was $6.9 million, representing a loss of $0.24 per share compared to a net loss of $8.4 million, or $0.29 per share, in the prior quarter. Net loss in the fourth quarter of 2003 was $8.6 million, or $0.32 per share. The 2003 results included goodwill impairment charges of $4.8 million.

    Year Ended December 31, 2004

    For the twelve months ended December 31, 2004, BioSystems revenues were $25.2 million compared to $26.0 million in 2003, a decrease of 3 percent. Nucleic Acids revenues were $8.5 million compared to $7.8 million in 2003, an increase of 9 percent. Total revenues were $33.8 million compared to $33.9 million in 2003.

    The net loss for 2004 was $34.4 million, representing a loss of $1.19 per share, as compared to a net loss of $23.0 million, or $0.94 per share, for 2003. 2004 full year results included a $9.9 million goodwill impairment charge, a $0.6 million loss on facility disposal, a $2.9 million debt extinguishment charge, and restructuring charges of $3.6 million. The 2003 results included a $4.8 million goodwill impairment charge and restructuring charges of $0.7 million.

    Impairment Charge

    During 2004, the company performed a midyear impairment test for goodwill and other long-lived assets based on information gathered through the process of exploring strategic alternatives for the Nucleic Acids business unit. Based on this midyear test, a goodwill impairment charge of $9.9 million and a fixed asset impairment charge of $2.1 million were recorded in the second quarter. The 2003 annual impairment test resulted in a non-cash charge of $4.8 million, which was recorded in the fourth quarter of 2003. All impairment charges are reflected in operating expenses.

    Restructuring Charges

    The company initiated implementation of expense reduction plans in the fourth quarters of both 2004 and 2002. The 2004 plan included staff reductions and office closures. The 2002 plan included staff reductions, office closures, termination of collaborations and write-offs of abandoned intellectual property. As previously announced in its February 24, 2005 press release, the company completed the 2004 expense reduction plan during the fourth quarter of 2004, recognizing restructuring charges of $3.6 million. No significant additional charges are anticipated related to the plan. The 2002 expense reduction plan was completed during the first half of 2003 resulting in restructuring charges of $0.7 million in 2003.

    Debt Extinguishment Charges

    Certain modifications during 2004 to the company's credit facilities were treated as extinguishments for financial reporting purposes. The Company recorded a non-cash loss on extinguishment of debt of $2.9 million in 2004.

    Commentary

    Collin D'Silva, CEO, characterized 2004 as a year of transition for the company, and attributed sequential growth in the BioSystems business to the company's recent refocusing on that business unit. "We took a number of actions in 2004 that were necessary to position Transgenomic for future growth and profitability," D'Silva said. He continued, "The early results of our refocused efforts are encouraging. WAVE(R) System sales are strengthening, and the contribution of consumable products and services to our revenue stream has increased, representing 43 percent of BioSystems revenue in 2004 compared to 31 percent in 2003."

    D'Silva also commented on the Nucleic Acids business unit. "The 2004 exploration of strategic alternatives for this business unit culminated in the sale last November of the assets associated with our Boulder, Colorado oligonucleotide manufacturing facility. Our remaining nucleic acids building blocks manufacturing business was restructured in late 2004 along with the rest of the company and is positioned to service the worldwide research community in a cost effective manner." D'Silva also noted that the decrease in Nucleic Acids revenues was consistent with these changes in the business structure.

    D'Silva concluded by pointing out that beginning in the first quarter of 2005, the Company's reported results will reflect ongoing activities of its two operating segments, as substantially all costs and charges relating to the restructuring and the disposed oligonucleotide manufacturing facility have been accounted for in 2004.

    CFO Michael Summers indicated that the company's Annual Report on Form 10-K will not be filed by March 31. He said that the company expects to file the 10-K no more than 15 days after the original due date.

    Summers then spoke about the company's cash position. "The deterioration in our working capital position during 2004 was primarily due to operating losses. The recently completed restructuring and exit of the oligonucleotide manufacturing business has significantly reduced operating expenses." Summers added that during the first quarter of 2005 the company also worked to ensure additional financing was available. "During the first quarter of 2005, we have obtained an extension of the borrowing base limitation waiver and converted $1.8 million in principal on our revolving credit facility into common stock. In addition, we converted $650,000 on our term note into common stock. Both of these actions provide us with additional liquidity."

    Earnings Call

    The company will host a live broadcast of its fourth quarter 2004 financial results via conference call over the Internet on Thursday, March 31, at 5 p.m. Eastern time. To listen to the webcast, investors should log on to the company's Investor Relations web page at http://www.transgenomic.com/events.asp?id=6 and follow the instructions listed. An archived recording of the conference call will be available and can be accessed via the web using the same link listed above for 14 days after the call. Investors can also listen to a replay via telephone from 8 p.m. ET on Thursday, March 31, through Thursday, April 14, 2005, midnight ET. Simply dial 402-220-0867 or 800-283-8183 from any telephone.

    About Transgenomic

    Transgenomic provides versatile and innovative research tools and related consumable products. Transgenomic's BioSystems segment offers its WAVE Systems and associated consumables. These systems are specifically designed for use in genetic variation detection and single- and double-strand DNA/RNA analysis and purification. These systems have broad applicability to genetic research and molecular diagnostics. To date there have been approximately one thousand systems installed in over 30 countries around the world. In addition, the BioSystems segment offers WAVE-based biomarker discovery and validation services in support of translational research, pre-clinical and clinical studies. Through its Nucleic Acids business segment, Transgenomic provides specialty chemicals, including advanced nucleic acid building blocks and associated reagents used in the manufacture of synthetic oligonucleotides. For more information about the innovative genomics research tools developed and marketed by Transgenomic, please visit the company's Web site at www.transgenomic.com.

    Forward-Looking Statement

    Certain statements in this press release constitute "forward-looking statements" of Transgenomic within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. Forward-looking statements include, but are not limited to, those with respect to management's current views and estimates of future economic circumstances, industry conditions, company performance and financial results, including expectations of growth of the BioSystems business and progress toward positive cash flow and profitability. The known risks, uncertainties and other factors affecting these forward-looking statements are described from time to time in Transgenomic's reports to the Securities and Exchange Commission. Any change in such factors, risks and uncertainties may cause the actual results, events and performance to differ materially from those referred to in such statements. Accordingly, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 with respect to all statements contained in this press release. All information in this press release is as of the date of the release and Transgenomic does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

                               TRANSGENOMIC, INC.

                            SUMMARY FINANCIAL RESULTS
                    (In thousands, except per share amounts)

                            STATEMENTS OF OPERATIONS

                                                     Three Months Ended          Twelve Months Ended
                                                         December 31,                 December 31,
                                                ---------------------------   ---------------------------
                                                    2004           2003           2004           2003
                                                ------------   ------------   ------------   ------------
     Net Sales                                  $      7,955   $      8,345   $     33,789   $     33,866
     Cost of Sales                                     6,012          5,816         24,596         24,315
     Gross Margin                                      1,943          2,529          9,193          9,551

     Operating Expenses:
       Selling, General and Administrative             4,705          4,085         17,500         17,324
       Research and Development                        1,341          2,206          6,685          9,305
       Restructuring Charges                           3,428             --          3,570            738
       Goodwill Impairment Charge                         --          4,772          9,864          4,772
       Disposal of Facility                           (1,466)            --            634             --
     Operating Loss                                   (6,065)        (8,534)       (29,060)       (22,588)

     Other Income (Expenses):

       Interest Expense                               (1,071)          (124)        (2,383)          (315)
       Loss on Debt Extinguishment                        --             --         (2,859)            --
       Other - net                                       199             79           (163)            10
     Loss Before Income Taxes                         (6,937)        (8,579)       (34,465)       (22,893)
     Income Tax Expense (Benefit)                         --             16            (94)            65
     Net Loss                                   $     (6,937)  $     (8,595)  $    (34,371)  $    (22,958)

     Shares Used in Computing
      Net Loss Per Share Basic and Diluted            29,172         26,723         29,006         24,484
     Basic and Diluted Net Loss Per Share       $      (0.24)  $      (0.32)  $      (1.19)  $      (0.94)

     Earnings per share are computed independently for each of the quarters presented. Therefore, the sum of the quarterly per share losses may not equal the year-to-date loss per share.

                               TRANSGENOMIC, INC.
                            SUMMARY FINANCIAL RESULTS
                                 (In thousands)

                                 BALANCE SHEETS

                                                          December 31,   December 31,
                                                             2004           2003
                                                          ------------   ------------
     Cash, Cash Equivalents and Short-term Investments    $      1,002   $      1,241
     Other Current Assets                                       16,906         23,137
     Current Assets                                             17,908         24,378

     Net Property and Equipment                                 13,525         18,704
     Other Assets                                                6,025         14,224
     Total Assets                                         $     37,458   $     57,306

     Current Liabilities                                  $     18,724   $     12,248
     Long-term Debt                                              2,199           --
     Stockholders' Equity                                       16,535         45,058
     Total Liabilities and Stockholders' Equity           $     37,458   $     57,306

SOURCE  Transgenomic Inc.

    -0-                             03/31/2005
    /CONTACT: Mitchell L. Murphy, +1-402-452-5418, mmurphy@transgenomic.com, or Robert J. Pogulis, Ph.D., +1-845-782-9617, rpogulis@transgenomic.com, both of Transgenomic, Inc./
    /Web site:  http://www.transgenomic.com /